UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2015

NEOPHOTONICS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-35061	94-3253730
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 232-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 25, 2015, NeoPhotonics Semiconductor GK (the “Japanese Subsidiary”), an indirect wholly-owned Japanese subsidiary of NeoPhotonics Corporation (the “Company”), entered into certain loan agreements and related special agreements (collectively, the “Loan Documents”) with The Bank of Tokyo-Mitsubishi UFJ, Ltd. (the “Bank”) that provided for (i) a term loan in the aggregate principal amount of 500 million Japanese Yen (approximately $4.2 million) (“Contract A Loan”) and (ii) a term loan in the aggregate principal amount of 1.0 billion Japanese Yen (approximately $8.4 million) (“Contract B Loan”, and together with the Contract A Loan, the “Loans”). The Loans are secured by a mortgage (“Mortgage”) on certain real property and buildings owned by the Japanese Subsidiary in Japan. The full amount of each of the Loans was drawn on the closing date of February 25, 2015. The Company used a portion of the proceeds of the Loans to repay the principal and accrued interest of the then-existing debt of the Japanese Subsidiary, which was approximately 710 million Japanese Yen (approximately $6.0 million), and the remaining unrestricted cash of approximately 750 million Japanese Yen (approximately $6.3 million), net of a loan structuring fee, will be used for general working capital.

Interest on the Loans accrues and is paid monthly based upon the annual rate of the monthly TIBOR rate (Tokyo Interbank Offered Rate) plus 1.40%. The Contract A Loan requires interest only payments until the maturity date of February 25, 2018, with a balloon payment of the aggregate principal amount on the maturity date. The Contract B Loan requires equal monthly payments of principal equal to 8,333,000 Japanese Yen until the maturity date of February 25, 2025, with a balloon payment of the balance of 8,373,000 on the maturity date. The Contract B Loan requires monthly interest payments, along with the principal payments, determined based upon the then outstanding aggregate principal amount at each monthly interest payment date and the monthly interest rate based upon monthly TIBOR plus 1.40%. In conjunction with execution of the Loans, the Japanese Subsidiary paid a loan structuring fee, including consumption tax, of 40,500,000 Japanese Yen.

The previously existing debt of the Japanese Subsidiary was due by March 2016. As a result, the Company has extended its Japanese Subsidiary’s debt maturity date from March 2016 to February 2018 and February 2025, respectively, for each of the Loans.

The Loan Documents contain customary representations and warranties and customary affirmative and negative covenants applicable to the Japanese Subsidiary, including, among other things, restrictions on cessation in business, management, mergers or acquisitions. The Loan Documents contains financial covenants relating to minimum net assets, maximum ordinary loss and a dividends covenant. The Loan Documents also includes customary events of default, including but not limited to the nonpayment of principal or interest, violations of covenants, restraint on business, dissolution, bankruptcy, attachment, and misrepresentations. Upon an event of default, the Bank may, among other things, accelerate the Loans and foreclose on the real estate collateral under the Mortgage.

The foregoing description of the Loan Documents is not intended to be complete and is qualified in its entirety by reference to the full text of the Loan Documents, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2015	NEOPHOTONICS CORPORATION

	By:	/s/ Clyde R. Wallin
Clyde R. Wallin
Senior Vice President and Chief Financial Officer